THIS ANNOUNCEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. SECURITIES MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR AN EXEMPTION THEREFROM. THERE WILL BE NO PUBLIC OFFERING OF THE NOTES (AS DEFINED BELOW) IN THE UNITED STATES.

THE MEMORANDUM (AS DEFINED BELOW) IS BEING SENT TO U.S. HOLDERS PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND, ACCORDINGLY, THE SOLICITATION HAS NOT BEEN AND WILL NOT BE REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). THE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAW OF ANY STATE OR JURISDICTION OF THE UNITED STATES. NEITHER THE SEC NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF ANY NOTES, OR DETERMINED IF THE MEMORANDUM IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES.

THE SOLICITATION WILL BE SUBMITTED TO NOTEHOLDERS IN THE UNITED STATES PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY RULE 802 THEREUNDER (“RULE 802”). ANY NEW SECURITIES DEEMED TO BE ISSUED PURSUANT TO THE SOLICITATION WILL BE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144(A)(3) UNDER THE SECURITIES ACT TO THE SAME EXTENT AND PROPORTION AS THE EXISTING NOTES. IN ACCORDANCE WITH RULE 802 WITH RESPECT TO ANY SECURITIES DEEMED TO BE ISSUED IN CONNECTION WITH THE PROPOSAL PUBLIC JOINT-STOCK COMPANY COMMERCIAL BANK “PRIVAT BANK” (“PRIVATBANK” OR THE “BORROWER”) WILL SUBMIT TO THE SEC ANY INFORMATIONAL DOCUMENT DISSEMINATED TO NOTEHOLDERS IN CONNECTION WITH THE SOLICITATION.

THE SOLICITATION IS MADE FOR THE SECURITIES OF A FOREIGN COMPANY. THE SOLICITATION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A NON-U.S. COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL INFORMATION INCLUDED IN THE MEMORANDUM, IF ANY, HAS BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO FINANCIAL INFORMATION OF U.S. COMPANIES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE UNITED STATES FEDERAL SECURITIES LAWS, SINCE PRIVATBANK, THE ISSUER AND ALL OF THEIR RESPECTIVE OFFICERS AND DIRECTORS ARE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A NON-US COMPANY OR ITS OFFICERS OR DIRECTORS, IN A NON-US COURT FOR VIOLATIONS OF THE UNITED STATES SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A NON-U.S. COMPANY AND ITS AFFILIATES, OR A FOREIGN SOVEREIGN STATE, TO SUBJECT THEMSELVES TO A UNITED STATES COURT'S JUDGMENT.

YOU SHOULD BE AWARE THAT PRIVATBANK AND ANY OF ITS SUBSIDIARIES MAY PURCHASE THE NOTES OTHERWISE THAN UNDER THE SOLICITATION, SUCH AS IN THE OPEN MARKET OR IN PRIVATELY NEGOTIATED PURCHASES.

NOTHING IN THE MEMORANDUM OR IN ANY OTHER DOCUMENTS, INFORMATION OR COMMUNICATIONS RELATED TO THE NOTES SHALL BE INTERPRETED AS CONTAINING ANY OFFER OR INVITATION TO, OR SOLICITATION OF, ANY SUCH CIRCULATION, DISTRIBUTION, PLACEMENT, SALE, PURCHASE OR OTHER TRANSFER OR ADVERTISEMENT IN UKRAINE.

THIS NOTICE IS NOT FOR DISTRIBUTION TO ANY PERSON LOCATED OR RESIDENT IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DISTRIBUTE THE ATTACHED ANNOUNCEMENT.

None of the Solicitation Agent, the Tabulation Agent, Deutsche Trustee Company Limited (the “Trustee”), UK SPV Credit Finance plc (or their respective directors, employees or affiliates) or (with respect to recommendations only) PrivatBank (or its respective directors, employees or affiliates) makes any representation or recommendation whatsoever regarding the Memorandum, or any document prepared in connection with it, the Proposal, the Extraordinary Resolution or the Solicitation.

UK SPV Credit Finance plc (the “Issuer”) announces a consent solicitation in respect of the outstanding U.S.$200,000,000 9.375 per cent. Loan Participation Notes due 2015 issued by, but without recourse to, the Issuer for the sole purpose of funding a loan to PrivatBank (the “Notes”)

ISIN: XS0543744535 Common Code: 054374453

21 August 2015

Overview

The overall decline in economic growth and the on-going political crisis in Ukraine have materially and adversely affected PrivatBank and its business. PrivatBank has obtained liquidity support loans in UAH from the National Bank of Ukraine (the “NBU”).

On 21 May 2015, the NBU adopted the Resolution No 329 “On measures to be taken by PUBLIC JOINT STOCK COMPANY COMMERCIAL BANK “PRIVATBANK” to change certain terms of its external debt obligations (“the PrivatBank’s NBU Resolution”). Considering that PrivatBank’s payment obligations under its external debt obligations may result in a failure by PrivatBank to increase its capitalisation levels, PrivatBank’s NBU Resolution obliged PrivatBank to take measures to amend certain terms of the Notes and the U.S.$150,000,000 5.799 per cent. Loan Participation Notes due 2016 with an Interest Rate Step-Up in 2011 issued by, but without recourse to, ICBC Standard Bank Plc for the sole purpose of funding a subordinated loan to the Borrower (the “2016 Notes”). This obligation was imposed on PrivatBank by the NBU as a result of the difficult economic situation in Ukraine, hostilities in certain regions of Ukraine, in order to prevent a deterioration in the financial condition of PrivatBank, to prevent a loss of solvency in connection with the performance by PrivatBank of its external debt obligations, to procure PrivatBank’s compliance with the NBU’s mandatory economic ratios, foreign exchange position limits and mandatory reserve requirements, to ensure the timely fulfilment by PrivatBank of its obligations to depositors and uninterrupted settlement operations, to preserve PrivatBank’s liquidity and to prevent negative effects on the Ukrainian banking system generally. The NBU further resolved that all future requests for financial support to PrivatBank will be considered taking into account the fulfilment by PrivatBank of the measures set forth above and Privatbank’s recapitalisation programme prepared following PrivatBank’s stress-testing.

The NBU’s financial support is crucial for PrivatBank, especially in light of the retail deposits outflow (which represent the main source of funding for PrivatBank) and lack of affordable capital markets financing.

On 26 June 2015, PrivatBank announced a solicitation of consents to certain proposed amendments of the terms of the Notes and the 2016 Notes (the “2015 and 2016 Notes Consent Solicitations”). The meetings of noteholders of the Notes and the 2016 Notes each took place on 13 July 2015 and both meetings were quorate. On 14 July 2015, PrivatBank announced the results of the meetings of the 2015 and 2016 Notes Consent Solicitations to the effect that PrivatBank’s proposal to amend certain terms of the Notes was successfully passed. PrivatBank’s proposal to amend certain terms of the 2016 Notes was not passed. Further, pursuant to their terms, the proposals in respect of the Notes and the 2016 Notes were conditional on both proposals having been duly passed at each relevant meeting. Consequently, due to the fact that the proposal in respect of the 2016 Notes did not pass, neither the amendments proposed by PrivatBank to the Notes nor to the 2016 Notes were implemented.

On 29 July 2015, PrivatBank announced a solicitation of consents to extend the maturity of the Notes from 23 September 2015 to 1 December 2015 (the “2015 Notes Consent Solicitation”). The meeting of the Noteholders took place on 13 August 2015. The meeting was not quorate and PrivatBank announced the adjournment of the meeting until 27 August 2015 in accordance with a notice of adjourned meeting delivered to the Noteholders on 13 August 2015. On 21 August 2015, PrivatBank resolved not to proceed with the 2015 Notes Consent Solicitation and the 2015 Note Consent Solicitation was withdrawn by PrivatBank. As a result, the Trust Deed constituting the Notes and the Loan Agreement constituting the Loan were not amended and the maturity date of the Notes remained unchanged.

PrivatBank’s overall objective is to reduce its debt service obligations under the Notes and the 2016 Notes to improve its short-term liquidity parameters, maintain financial flexibility and establish a more efficient maturity profile for its wholesale borrowings. This would enable PrivatBank to sustain its operations during the current crisis in Ukraine, help it to face any further pressure on its liquidity and perform its obligations pursuant to PrivatBank’s NBU Resolution, taking into consideration that the Notes will mature on 23 September 2015 and the 2016 Notes will mature on 9 February 2016.

Given that the Notes mature on 23 September 2015, PrivatBank considers that it is in the best interests of PrivatBank and the Noteholders to seek to re-profile the Notes on the terms set out below.

Accordingly, the Issuer (acting on behalf of and solely pursuant to instructions from PrivatBank) has today convened a meeting (the “Notice of Meeting”) of the holders of the outstanding Notes (the “Noteholders”) to consider and, if thought fit, pass an extraordinary resolution (the “Extraordinary Resolution”) at a meeting of the Noteholders (the “Meeting”) to approve the following, in order to effect the Proposal (as described in the Memorandum):

The Solicitation

The Issuer (acting on behalf of and solely pursuant to instructions from PrivatBank) has requested that the holders of the Notes approve the following changes to the Conditions, the Loan Agreement, the Agency Agreement and the Trust Deed to take effect on the Effective Date:

1.	The extension of the repayment date of the Loan from 23 September 2015 to 15 January 2016, and the corresponding extension of the final maturity date of the Notes from 23 September 2015 to 15 January 2016 with the last coupon period running from (and including) 23 September 2015 to (but excluding) 15 January 2016, unless the 2016 Notes Restructuring has occurred and notice of such occurrence is given by the Issuer under the Trust Deed to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 of the Notes on or before 5 January 2016, in which case the Loan shall be repaid, and the Notes shall be redeemed, in full (in each case together with any accrued and unpaid interest or additional amounts) on 23 January 2018 or, if such day is not a business day, the next succeeding business day.

If the 2016 Notes Restructuring has not occurred or the 2016 Notes Restructuring has occurred but the Issuer has failed to give notice to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 of the Notes of such completion or failure to complete by 5 January 2016, the Loan shall be repaid, and the Notes shall be redeemed, in full (in each case together with any accrued and unpaid interest or additional amounts) on 15 January 2016 or, if such day is not a business day, the next succeeding business day.

For the avoidance of doubt, the 2016 Notes Restructuring may include any other amendments to the 2016 Notes in addition to extension of maturity of the 2016 Notes and the related loan provided however, that any future increases to the interest rate payable on the 2016 Notes and the related loan shall not exceed the maximum interest rate established by the NBU;

2.	In the event that the 2016 Notes Restructuring has occurred, and notice thereof has been given by the Issuer under the Trust Deed to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 on or before 5 January 2016, amortised repayment provisions in the Loan Agreement and a corresponding amortised redemption provision under the Notes shall become effective. This will consist of a repayment of 20 per cent. of the outstanding principal amount of the Loan on 23 August 2016, 20 per cent. of the outstanding principal amount of the Loan on 23 February 2017, 15 per cent. of the outstanding principal amount of the Loan on 23 May 2017, 15 per cent. of the outstanding principal amount of the Loan on 23 August 2017, 15 per cent. of the outstanding principal amount of the Loan on 23 November 2017 and 15 per cent. of the outstanding principal amount of the Loan on 23 January 2018 (with corresponding payments being made to Noteholders under the Notes);
3.	Amendments to increase the interest rate payable on the Loan from 9.375 per cent. to 10.25 per cent. and the corresponding interest rate increase under the Notes with effect from the Effective Date and to pay accrued and unpaid interest on the Notes up to (but excluding) the Effective Date, such accrued and unpaid interest shall be payable to holders of the Notes on the First Interest Payment Date along with interest in respect of the First Interest Period (each as defined in the Notice of the Meeting); and

All other consequential changes to the Conditions, the Loan Agreement, the Trust Deed or the Agency Agreement as are necessary for or expedient to the modifications set out above in paragraphs (1) to (3) above.

Noteholders are advised to refer to the Memorandum for meanings of defined terms in this announcement, the full terms of the Solicitation and the procedures related thereto. Capitalised terms used but not otherwise defined herein shall be deemed to have the same meanings as set out in the Memorandum.

The Notice of Meeting convening the Meeting at 4.00 p.m. (London time) on 7 September 2015 at the offices of Linklaters LLP at One Silk Street, London EC2Y 8HQ, United Kingdom, at which the Extraordinary Resolution to approve the Proposal and its implementation will be considered and, if thought fit, passed, has been published in accordance with the terms and conditions of the Notes.

Consent Fee

Subject to the terms and conditions specified in the Memorandum, Noteholders who submit a valid electronic voting instruction (an “Electronic Voting Instruction”) in favour of the Extraordinary Resolution that is received by the Tabulation Agent via the relevant Clearing System by no later than 4.00 p.m. (London time) on the Expiration Date and who have not validly revoked their Electronic Voting Instruction will be entitled to receive the Consent Fee (as defined below) if the Extraordinary Resolution is duly passed and becomes effective in accordance with its terms and the Effective Date has occurred.

The consent fee payable to a holder of the Notes on the Settlement Date shall be an amount of U.S.$20.00 for each U.S.$1,000 in principal amount of the Qualifying Notes (as defined below) voted in favour of the Extraordinary Resolution by such Noteholder (the “Consent Fee”). The Consent Fee shall be payable by the Issuer, subject to having received such amounts to or for the account of the Issuer from the Borrower.

Noteholders who do not consent to the Proposal or who do not participate in the Meeting will be bound by the Extraordinary Resolution (if it is duly passed), but will not be entitled to the Consent Fee.

Any Noteholder who revokes its Electronic Voting Instruction and does not subsequently validly vote in favour of the Extraordinary Resolution via an Electronic Voting Instruction (not revoked) or who votes by attending the Meeting and voting in person will not be entitled to receive the Consent Fee.

Expected Timetable (assuming the Meeting is not adjourned)

Event	Date and Time
Launch Date/Announcement of the Solicitation Announcement of the Solicitation and the Notice of Meeting given to Noteholders through the Clearing Systems.	21 August 2015
Expiration Time and Expiration Date	4.00 p.m. (London time) on 2 September 2015

Deadline for Noteholders to deliver or procure delivery (via the relevant Clearing System) to the Tabulation Agent of Electronic Voting Instructions in favour of the Extraordinary Resolution to be eligible to receive the Consent Fee and be eligible to vote.

Latest time for Noteholders to deliver a Revocation Instruction in respect of previously submitted Electronic Voting Instructions. Noteholders who deliver a Revocation Instruction (and do not subsequently deliver an Electronic Voting Instruction prior to this time in favour of the Extraordinary Resolution) will not be eligible to receive the Consent Fee.

Latest time for Noteholders to deliver a form of proxy to the Principal Paying Agent if they wish to attend and vote at the Meeting in person.

Date and time of the Meeting	4.00 p.m. (London time) 7 September 2015
The announcement via the Clearing Systems of the results of the Meeting.	As soon as reasonably practicable after the Meeting.
Execution of the Supplemental Loan Agreement	Not later than 1 Business Day after the Extraordinary Resolution is passed.
Registration of amendments to the Loan Agreement introduced by the Supplemental Loan Agreement with the NBU	The NBU may take up to five Business Days following the submission of a notification on amendments to the Loan Agreement to register the amendments to the Loan Agreement. It is expected that registration will be completed within three clear Business Days following submission. See “Risk Factors - Risks relating to the Solicitation - The effectiveness of amendments introduced by the Supplemental Loan Agreement is conditional upon their registration with the NBU”.
Effective Date/Execution and delivery of the Supplemental Trust Deed and the Supplemental Agency Agreement	If the Extraordinary Resolution is passed and subject to the registration of amendments to the Loan Agreement introduced by the Supplemental Loan Agreement with the NBU being complete, the date on which the Supplemental Loan Agreement, the Supplemental Agency Agreement and the Supplemental Trust Deed shall become effective, which should be on or around 15 September 2015.
Settlement Date	On or around 16 September 2015, subject to the Extraordinary Resolution having been passed and having become effective in accordance with its terms and the Effective Date occurring.
Settlement in respect of the Consent Fee.

Solicitation Agent

Any questions regarding the terms of any of the Proposal or the Solicitation may be directed to the Solicitation Agent at the addresses and telephone numbers specified below:

COMMERZBANK AKTIENGESELLSCHAFT
Mainzer Landstrasse 153

DLZ-Geb. 2, Händlerhaus

60327 Frankfurt am Main

Germany
Attention: Liability Management Group
By telephone: +49 69 136 59920
By email: liability.management@commerzbank.com

Tabulation Agent

Noteholders may obtain copies of the Memorandum and the Notice of Meeting from the Tabulation Agent:

LUCID ISSUER SERVICES LIMITED
Leroy House
436 Essex Road
London N1 3QP
United Kingdom
By telephone: +44 (0) 20 7704 0880
By email: privatbank@lucid-is.com

Neither the Solicitation Agent, the Tabulation Agent, the Trustee nor the Issuer takes any responsibility for the contents of this announcement and none of the Issuer, PrivatBank, the Solicitation Agent, the Tabulation Agent, the Trustee or any of their respective directors, employees or affiliates makes any representation or recommendation whatsoever regarding the Solicitation, or any recommendation as to whether Noteholders should provide their consent in the Solicitation. This announcement must be read in conjunction with the Memorandum. This announcement and the Memorandum contain important information which should be read carefully before any decision is made with respect to the Solicitation. If any Noteholder is in any doubt as to the action it should take, it is recommended to seek its own advice, including as to any tax consequences, from its stockbroker, bank manager, solicitor, accountant or other independent adviser.